Exhibit H

KOREA DEVELOPMENT BANK ACT

Wholly Amended by Act No. 12663, May 21, 2014

Amended by Act No. 13453, Jul. 31, 2015

Act No. 14122, Mar. 29, 2016

Article 1 (Purpose)

The purpose of this Act is to contribute to sound development of the financial industry and national economy, by establishing the Korea Development Bank which supplies and manages funds necessary for the development and fostering of industries, expansion of infrastructure, regional development, stabilization of the financial market, facilitation of sustainable growth, etc.

Article 2 (Nature, etc.)

(1)	The Korea Development Bank (KDB) shall be a juristic person.

(2)	KDB shall be operated under this Act, orders issued hereunder, and its articles of incorporation.

Article 3 (Relation with other Acts)

(1)

Except as otherwise expressly provided for in this Act, the Banking Act and the Act on Corporate Governance of Financial Companies shall apply to KDB: Provided, That Articles 8 through 11, 11-2, 12, 13, 27, 27-2, 28, 28-2, the proviso to Article 30 (1), Articles 30 (2) 3, 32, 35, 37 (1) and (2), subparagraph 1 of Article 38, Article 40, subparagraphs 1 through 5, 7, and 9 of Article 47, Articles 48, 50, 53, 54, 54-2, 55 through 57, 67, and 68 (1) 1, 2, 5, 6, and 8 of the Banking Act and Articles 16 (1) 2, 19, 20, 34, and 35 of the Act on Corporate Governance of Financial Companies shall not apply thereto. <Amended by Act No. 13453, Jul. 31, 2015>

(2)	Except as otherwise expressly provided for in this Act, the provisions of the Commercial Act regarding stock companies shall apply to KDB.

Article 4 (Establishment of Head Office, Branches, etc.)

(1)	KDB shall have its head office in Seoul Special Metropolitan City.

(2)	KDB may establish branches, agencies, or other business places or offices in a place necessary for its operation, as prescribed by its articles of incorporation.

Article 5 (Capital)

(1)	The amount of capital of KDB shall be prescribed by its articles of incorporation within 30 trillion won, but at least 51/100 thereof shall be financed by the Government.

(2)	Capital of KDB shall be split into shares.

Article 6 (Articles of Incorporation)

(1)	KDB’s articles of incorporation shall contain the following:

1.	Objectives;

2.	Name;

3.	Matters concerning its head office, branches, agencies, and other business places or offices;

4.	Matters concerning capital and stock;

5.	Matters concerning a general meeting of shareholders;

6.	Matters concerning executives and employees;

7.	Matters concerning the board of directors;

8.	Matters concerning operations and the conduct thereof;

9.

Matters concerning the Financial Stabilization Fund referred to in Article 23-2 of the Act on the Structural Improvement of the Financial Industry (hereinafter referred to as the “Financial Stabilization Fund”);

10.	Matters concerning issuance of bonds;

11.	Matters concerning accounting;

12.	Method of giving public notice.

(2)	Where KDB intends to amend its articles of incorporation, it shall obtain authorization from the Financial Services Commission.

Article 7 (Registration)

(1)	KDB shall be registered, as prescribed by Presidential Decree.

(2)	KDB shall not assert its right to a third party until matters required to be registered pursuant to paragraph (1) are registered.

Article 8 (Prohibition on Use of Similar Name)

No person, other than KDB, shall use the name “the Korea Development Bank” or any other name similar thereto.

Article 9 (Dissolution)

The dissolution of KDB shall be provided for by another Act.

Article 10 (Executives)

(1)	KDB shall have a chairperson, vice chairpersons, directors, and an auditor, as its executives.

(2)	There shall be one chairperson and one auditor, respectively.

(3)

The number of vice chairpersons and directors shall be prescribed by the articles of incorporation and the majority of the total number of members of the board of directors shall be comprised of at least three outside directors.

Article 11 (Duties of Executives)

(1)	The Chairperson shall represent KDB and preside over the operations thereof.

(2)

The Vice Chairperson shall assist the Chairperson, as prescribed by the articles of incorporation, and act on behalf of the latter if the Chairperson is unable to perform any of his/her duties due to extenuating circumstances.

(3)

Where both the Chairperson and the Vice Chairperson are unable to perform any of their duties due to extenuating circumstances, a director shall act on behalf of the Chairperson, in accordance with the order prescribed by the articles of incorporation.

(4)	The auditor shall audit the operations and accounting of KDB.

Article 12 (Board of Directors)

(1)	The board of directors shall be comprised of the Chairperson, the Vice Chairperson, and directors.

(2)	The board of directors shall resolve on important matters in connection with the operations of KDB.

(3)	The Chairperson shall convoke and preside over meetings of the board of directors.

(4)	A majority of the members of the board of directors shall constitute a quorum at all its meetings, and resolutions shall be passed with the concurrent vote of a majority of members present.

(5)	The auditor may attend a meeting of the board of directors to state his/her opinion: Provided, That he/she shall not have the right to vote.

Article 13 (Appointment or Dismissal of Executives)

(1)	The Chairperson shall be appointed or dismissed by the President of the Republic of Korea at the recommendation of the Chairperson of the Financial Services Commission.

(2)	The Vice Chairperson and directors shall be appointed or dismissed by the Financial Services Commission at the recommendation of the Chairperson of KDB.

(3)	The auditor shall be appointed or dismissed by the Financial Services Commission.

Article 14 (Terms of Office of Executives)

(1)	The terms of office of executives shall be determined by the articles of incorporation, within the scope of three years.

(2)

Where any vacancy occurs in the office of an executive, a new executive shall be appointed as prescribed by the articles of incorporation, and the term of office of such executive shall be counted from the date he/she is appointed.

Article 15 (Appointment of Agent)

The Chairperson may appoint an agent from among executives or employees of KDB, who shall be delegated with full authority to act for him/her in connection with the operations of KDB in all judicial and extrajudicial matters, as prescribed by KDB’s articles of incorporation.

Article 16 (Appointment or Dismissal of Employees)

Employees of KDB shall be appointed or dismissed by the Chairperson.

Article 17 (Legal Fiction as Public Officials for Purposes of Penalty Provisions)

Executives of KDB and members of the Fund Management Committee established under Article 29 shall be deemed public officials for the purposes of penalty provisions applied under the Criminal Act or other statutes.

Article 18 (Business Operations)

(1)	KDB shall provide funds to any of the following sectors in order to fulfill the purposes prescribed in Article 1:

1.	A sector for the development and fostering of industries;

2.	A sector for the fostering of small and medium enterprises;

3.	A sector for the expansion of infrastructure and regional development;

4.	A sector for the development of energy and resources;

5.	A sector for overseas expansion by enterprises and industries;

6.	A sector for corporate restructuring;

7.	A sector for which the Government deems it necessary to entrust business operations;

8.

Any other sector for which it is necessary to provide funds for the development of the financial industry and national economy, such as fostering new growth engine industries and facilitating sustainable growth.

(2)	KDB shall engage in the following business operations to provide funds under paragraph (1):

1.	To lend funds or discount bills;

2.

To subscribe to, underwrite and invest in securities under Article 4 of the Financial Investment Services and Capital Markets Act (hereinafter referred to as “securities”): Provided, That underwriting of securities shall not exceed twice the aggregate of paid-in capital of KDB and the reserved funds under Article 31 (1);

3.	To guarantee the payment of debts or to accept them;

4.	To raise funds by any of the following means in order to engage in business operations specified in subparagraphs 1 through 3:

(a)	Revenue from deposits and installment deposits;

(b)	Issuance of industrial finance bonds, other securities, and debentures;

(c)

Borrowings from the Government, the Bank of Korea, or other financial institutions: Provided, That with respect to priority of the payment of the debts, debts incurred from the borrowings from the Government shall be subordinate to other debts to be paid by KDB;

(d)	Borrowings of foreign capital;

5.	To deal in domestic currency and foreign currencies;

6.

To provide services, including review, planning, examination, analysis, assessment, direction, consulting, etc. of economic or technologic feasibility of specific projects implemented upon entrustment from the Government, public organizations, financial institutions, or any other business entity;

7.	To manage and operate the Financial Stabilization Fund and to provide financial assistance;

8.	To perform business operations incidental to those specified in subparagraphs 1 through 7 after obtaining approval from the Financial Services Commission;

9.

To perform business operations necessary for fulfilling the purposes prescribed in Article 1 after obtaining approval from the Financial Services Commission, in addition to those specified in subparagraphs 1 through 8.

(3)

KDB shall establish an internal system making it possible to efficiently manage and evaluate support for small and medium enterprises in connection with business operations for the sector referred to in paragraph (1) 2.

Article 19 (Guarantee of Payment of Loans in Foreign Currency)

The Government may guarantee the payment of the principal and interest of the loans in foreign currency to be paid by KDB, after obtaining prior consent from the National Assembly.

Article 20 (Long-Term Loans of Special Government Funds)

KDB shall extend and administer long-term loans of special Government funds with a maturity of at least one year.

Article 21 (Service Manuals)

KDB shall prepare service manuals describing methods of performing business operations under Article 18 and obtain approval thereof from the Financial Services Commission. The same shall also apply to any amendment to the service manuals.

Article 22 (Application, etc. for Approval of Business Plans)

(1)

KDB shall formulate a business plan each fiscal year and submit it to the Financial Services Commission one month before the beginning of the relevant fiscal year to obtain approval thereof, and shall report it to the competent Standing Committee of the National Assembly without delay.

(2)	The business plan referred to in paragraph (1) shall be formulated by dividing it into a plan to provide funds and a plan to raise funds.

(3)	Where KDB intends to partially amend an annual business plan, paragraphs (1) and (2) shall apply mutatis mutandis.

(4)	Where the Financial Services Commission grants approval under paragraph (1), priority consideration shall be given to the provision of funds to a sector for small and medium enterprises.

Article 23 (Issuance of Industrial Finance Bonds)

(1)	KDB may secure funds necessary for performing business operations under Article 18 by issuing industrial finance bonds.

(2)	Industrial finance bonds shall be issued exclusively by KDB.

(3)

The aggregate of the amount of industrial finance bonds issued, the outstanding balance of bonds and debts guaranteed and the outstanding balance of debts guaranteed or accepted by KDB shall not exceed 30 times the aggregate of paid-in capital of KDB and the reserve funds under Article 31 (3): Provided, That the following shall be excluded from the calculation of such limit: <Amended by Act No. 14122, Mar. 29, 2016>

1.	The outstanding balance of industrial finance bonds purchased by the Government;

2.	The outstanding balance of industrial finance bonds on which the Government has guaranteed the payment of principal and interest;

3.

The outstanding balance of debts guaranteed or assumed by KDB on which other financial institutions (including the Export-Import Bank of Korea and the Industrial Bank of Korea), the Credit Guarantee Fund, the Korea Technology Finance Corporation, insurance companies, and other organizations similar thereto have guaranteed or insured the payment;

4.	The outstanding balance of debts guaranteed or accepted by KDB, on which the Government has guaranteed the payment of principal and interest;

5.	The outstanding balance of debts guaranteed or accepted by KDB for the State or local governments.

Article 24 (Issuance of Bonds to Refund Bonds or to Discharge Obligations for Guaranteed or Accepted Debts)

(1)

If necessary to refund industrial finance bonds or to discharge obligations arising from the guaranty or acceptance of debts under Article 18 (2) 3, KDB may issue industrial finance bonds temporarily over the limit prescribed in Article 23 (3).

(2)

When KDB issues industrial finance bonds pursuant to paragraph (1), it shall refund the old industrial finance bonds in an amount equal to the aggregate par value of the industrial finance bonds issued thereby or discharge the obligations in question, within one month after the issuance thereof.

Article 25 (Methods of Issuing Bonds)

Industrial finance bonds may be issued at a discount or at a premium.

Article 26 (Guarantee of Payment by Government)

The payment of the principal and interest of industrial finance bonds may be guaranteed by the Government after obtaining prior consent from the National Assembly.

Article 27 (Extinctive Prescription of Bonds)

The right to the principal and interest of industrial finance bonds shall be extinguished by prescription unless exercised within five years and two years, respectively.

Article 28 (Delegation)

Except as otherwise expressly provided for in this Act, matters necessary for the issuance, etc. of industrial finance bonds shall be prescribed by Presidential Decree.

Article 29 (Establishment, etc. of Fund Management Committee)

(1)	A Fund Management Committee shall be established within KDB in order to deliberate on the following matters relating to the Financial Stabilization Fund:

1.	Basic policies for the management and operation of the Financial Stabilization Fund;

2.	Financial assistance referred to in Article 23-6 (2) of the Act on the Structural Improvement of the Financial Industry;

3.	Any other matter deemed necessary by the Financial Services Commission.

(2)	No member of the Fund Management Committee shall receive any outside direction or interference when he/she performs his/her duties.

(3)	The composition and operation of the Fund Management Committee and other matters necessary therefor shall be prescribed by Presidential Decree.

(4)	Article 63 (3) of the National Finance Act shall not apply to the management, operation, etc. of the Financial Stabilization Fund.

Article 30 (Fiscal Year, Budget, and Settlement of Accounts)

(1)	The fiscal year of KDB shall coincide with that of the Government.

(2)

KDB shall compile a budget for revenue and expenditure each fiscal year and submit it to the Financial Services Commission before the beginning of the relevant fiscal year to obtain approval thereof. The same shall also apply to any modification to such budget.

(3)	KDB shall prepare and submit a statement of accounts to the Financial Services Commission, within three months after the end of each fiscal year.

(4)	The statement of accounts referred to in paragraph (3) shall be accompanied by the following documents:

1.	Financial statements and documents attached thereto;

2.	Other documents necessary to clarify the details of the settlement of accounts and prescribed by the Financial Services Commission.

Article 31 (Disposal of Profit)

(1)	KDB shall dispose of its net profit from settlement of accounts that remain after appropriating its profit to depreciation of its assets, every fiscal year in the following order:

1.	At least 40/100 of the net profit shall be reserved until it reaches the gross amount of capital;

2.	Remaining profit except for the reserve under subparagraph 1 shall be disposed of by a resolution of the board of directors and a general meeting of shareholders.

(2)	The reserve fund prescribed in paragraph (1) may be capitalized after losses of KDB are offset under Article 32.

(3)

Where dividends on the net profit that remains after the reserve fund is accumulated under paragraph (1) 2 are to be distributed, such dividends may be paid in cash or in kind. In such cases, matters necessary for distributing dividends in kind shall be prescribed by Presidential Decree.

Article 32 (Setoff of Losses)

(1)	The annual net losses of KDB shall be offset by the reserve fund each fiscal year, and shall be compensated by the Government if the reserve fund is insufficient.

(2)

Notwithstanding Article 55 of the State Property Act, compensation by the Government prescribed in paragraph (1) may be made by means of a transfer of general property under Article 6 (3) of the same Act.

(3)

The transfer prescribed in paragraph (2) shall require prior consent from the National Assembly, after deliberation by the State Council and approval by the President of the Republic of Korea: Provided, That where an urgent transfer is deemed necessary to stabilize KDB’s management and financial order, the Government may obtain ex post facto approval by the National Assembly.

Article 33 (Use of Surplus Funds)

KDB may administer surplus funds in performing business operations, as prescribed by its articles of incorporation, to the extent not disturbing the performance of business operations under Article 18.

Article 34 (Supervision)

(1)

The Financial Services Commission shall supervise KDB in accordance with this Act and may issue orders necessary therefor, and the Financial Services Commission shall supervise KDB to ensure the soundness of its management, as prescribed by Presidential Decree, and may issue orders necessary therefor.

(2)	Where KDB is deemed likely to undermine its sound management by violating an order issued under paragraph (1), the Financial Services Commission may take any of the following measures:

1.	A corrective order for the relevant violation;

2.	Partial suspension of business for up to six months;

3.	Discontinuance, warning, etc. of the relevant violation.

(3)

Where an executive of KDB intentionally violates an order issued under paragraph (1) or engages in any activity that significantly undermines the sound management of KDB, the Financial Services Commission may take an appropriate measure against the executive, such as dismissal, suspension of performance of his/her duties, warning, or caution.

(4)

Where an employee of KDB intentionally fails to comply with an order issued under paragraph (1) or engages in any activity that significantly undermines the sound management of KDB, the Financial Services Commission may require the Chairperson of KDB to take an appropriate disciplinary measure against the employee, such as dismissal from office, suspension from office, salary reduction, reprimand, or caution.

(5)

Where the Financial Services Commission deems that a retired executive or employee of KDB would have received a measure under paragraph (3) or (4) if the relevant person were in office, the Financial Services Commission may notify the Chairperson of KDB of the details of the relevant measure.

(6)

Upon receipt of notification under paragraph (5), the Chairperson of KDB shall notify such fact to the relevant retired executive or employee, and shall record such fact in the personnel records and retain the records.

Article 35 (Grounds for Dismissal of Executives)

(1)

Where the Chairperson of KDB falls under any of the following cases, the President of the Republic of Korea may dismiss him/her at the recommendation of the Chairperson of the Financial Services Commission:

1.	Where he/she violates this Act, an order issued hereunder, or the articles of incorporation;

2.	Where he/she is unable to perform his/her duties due to physical or mental disability.

(2)

Where the Vice Chairperson or a director falls under any subparagraph of paragraph (1), the Financial Services Commission may dismiss the relevant person at the recommendation of the Chairperson of KDB.

(3)	Where an auditor falls under any subparagraph of paragraph (1), the Financial Services Commission may dismiss him/her.

Article 36 (Submission of Reports and Inspection of Documents)

(1)

If deemed necessary to exercise supervision under Article 34, the Financial Services Commission may request KDB to submit reports, or may assign public officials of the Financial Services Commission to inspect the status of performance of business operations, books of account, documents, or other necessary items of KDB.

(2)

If deemed necessary, the Financial Services Commission may entrust the Governor of the Financial Supervisory Service with the inspection specified in paragraph (1), as prescribed by Presidential Decree.

(3)	A person who conducts inspection under paragraph (1) or (2), shall carry an identification certificate and produce it to relevant persons.

Article 37 (Restrictions on Ownership of Property)

KDB shall not own any real estate or movable estate, except for property acquired for performing its business operations, taken over in the course of its credit collections, or deemed necessary for performing its business operations.

Article 38 (Special Cases concerning Investment under Special Act)

(1)

Where all or at least 1/2 of the capital of any juristic person established under a special Act is to be subscribed to by the Government or where at least 1/2 of its issued stocks are to be held by the Government under such special Act, KDB may subscribe to the capital of such juristic person or hold its stocks in place of the Government, notwithstanding any provision of such special Act.

(2)

Juristic persons, the capital of which has been subscribed to by KDB or the stocks of which are held by KDB under paragraph (1), may pay dividends to KDB in proportion to the number of stocks (including subscription certificates) held by KDB, notwithstanding any provision of the relevant special Act.

Article 39 (Administrative Fines)

(1)	Any person who uses the name “the Korea Development Bank” or any other name similar thereto, in violation of Article 8, shall be subject to an administrative fine not exceeding ten million won.

(2)

Any person who fails to submit a report under Article 36 (1) or submits a false report, or who refuses, interferes with, or evades an inspection under Article 36 (1) or (2) shall be subject to an administrative fine not exceeding five million won.

(3)	Administrative fines specified in paragraphs (1) and (2) shall be levied and collected by the Financial Services Commission, as prescribed by Presidential Decree.

ADDENDA

Article 1 (Enforcement Date)

This Act shall enter into force on the date the merger is registered under Article 4 (6) of the Addenda: Provided, That Articles 3 through 5 of the Addenda shall enter into force on the date of its promulgation.

Article 2 (Repeal of other Acts)

The Korea Finance Corporation Act is hereby repealed.

Article 3 (Merger with Korea Finance Corporation, etc.)

(1)

KDB, KDB Financial Group Inc. (hereinafter referred to as “KDB FG”), and Korea Finance Corporation established under the Korea Finance Corporation (hereinafter referred to as “KoFC”) shall merge together, with KDB as a corporation surviving the merger and KDB FG and KoFC as discontinued corporations.

(2)	KDB, KDB FG, and KoFC (hereinafter referred to as “corporations to be merged”) shall commence procedures necessary for the merger under paragraph (1) without delay upon the promulgation of this Act.

(3)

Articles 522, 522-2, 522-3, 523, 523-2, 524 through 527, 527-2 through 527-6, 528, and 530 of the Commercial Act shall apply mutatis mutandis to merger procedures, etc. for the corporations to be merged. In such cases, approval from a general meeting of shareholders for a merger agreement under Article 522 of the Commercial Act shall be substituted by a resolution of the board of directors of the corporations to be merged.

(4)

Foreign policy-banking business relating to ships, aircraft, infrastructure, resources development, etc. (including assets, liabilities, personnel, etc. relating to such business; hereafter in this paragraph the same shall apply), among KoFC’s business operations, shall be separated and transferred to the Export-Import Bank of Korea before the merger under paragraph (1). In such cases, the detailed scope of business to be transferred and the timing, method, etc. of the transfer shall be prescribed by the merger committee established pursuant to Article 4 of the Addenda through consultation with the Export-Import Bank of Korea.

Article 4 (Establishment, etc. of Merger Committee)

(1)	A merger committee shall be established to perform affairs relating to the merger under Article 3 of the Addenda.

(2)

The merger committee shall be comprised of up to seven members commissioned by the Chairperson of the Financial Services Commission, including persons, each of whom is recommended by each corporation to be merged.

(3)	The Vice Chairperson of the Financial Services Commission shall be the chairperson of the merger committee.

(4)	The merger committee may request the corporations to be merged, etc. to provide personnel or physical assistance in order to execute relevant business.

(5)

The merger committee shall prepare both a merger agreement and the articles of incorporation for the corporation surviving the merger, and obtain authorization therefor from the Financial Services Commission.

(6)	The merger committee shall complete procedures necessary for the merger and register the merger by January 1, 2015.

(7)	The members specified in paragraph (2) shall be deemed dismissed on the date the merger is registered under paragraph (6).

Article 5 (Special Cases concerning Authorization, etc. for Merger)

(1)

With respect to the merger specified in Article 3 of the Addenda, authorization therefor shall be deemed granted from the Financial Services Commission under Article 60 of the Financial Holding Companies Act and Article 4 of the Act on the Structural Improvement of the Financial Industry.

(2)

With respect to change in major shareholders of subsidiaries of KDB FG that occurs due to the merger specified in Article 3 of the Addenda, approval therefor shall be deemed granted from the Financial Services Commission, in accordance with the relevant statutes under which each subsidiary has been established.

(3)	Article 12 of the Monopoly Regulation and Fair Trade Act shall not apply to the merger specified in Article 3 of the Addenda.

Article 6 (Succession, etc. to Property, Rights, and Obligations)

(1)	KDB FG and KoFC shall be deemed dissolved, simultaneously with the merger under this Act.

(2)	KDB shall generally succeed to property, rights, and obligations of KDB FG and KoFC in the course of the merger.

(3)	The name of KDB FG or that of KoFC indicated in a register of property, which has been succeeded by KDB from KDB FG and KoFC, and in any other public register shall be deemed the name of KDB.

(4)	Both bonds issued by KDB FG and policy bank bonds issued by KoFC as at the time this Act enters into force shall be deemed industrial finance bonds issued by KDB under this Act.

Article 7 (Succession, etc. to Business Operations of KoFC)

Business operations performed by KoFC under the former Korea Finance Corporation Act or other statutes as at the time this Act enters into force may be continuously performed by KDB.

Article 8 (Transitional Measures concerning Guarantee of Payment of Loans in Foreign Currency)

The Government shall guarantee the payment of the principal and interest of the loans in foreign currency (limited to bonds and borrowings with a maturity of at least one year) to be paid by KDB or by KoFC before this Act enters into force, at the time of the initial sale of shares of KDB owned by the Government, after obtaining prior consent from the National Assembly.

Article 9 (Transitional Measures concerning Executives or Employees)

(1)

The Governor of KDB appointed under the former provisions as at the time this Act enters into force shall be deemed appointed as the Chairperson of KDB under this Act, and his/her term of office shall be counted from the date he/she was appointed under the former provisions.

(2)	The terms of office of the executives of the corporations to be merged (excluding the Governor of KDB) as at the time this Act enters into force shall be deemed to have expired.

(3)

Where an executive of any of the corporations to be merged as at the time this Act enters into force is newly appointed as an executive of KDB, his/her term of office may be determined otherwise, within the scope prescribed in Article 14.

(4)	Employees of KDB FG and KoFC as at the time this Act enters into force shall be deemed employees of KDB.

Article 10 (Transitional Measures concerning Penalty Provisions, etc.)

For the purposes of penalty provisions and administrative fines for any offence committed before this Act enters into force, the former provisions and the former Korea Finance Corporation Act shall govern.

Article 11 Omitted.

Article 12 (Relation with other Statutes)

Any citation of the former Korea Finance Corporation Act or KoFC by any other statute as at the time this Act enters into force shall be deemed a citation of this Act or KDB, in lieu of the former provisions.

ADDENDA <Act No. 13453, Jul. 31, 2015>

Article 1 (Enforcement Date)

This Act shall enter into force one year after the date of its promulgation.

Articles 2 through 18 Omitted.

ADDENDA <Act No. 14122, Mar. 29, 2016>

Article 1 (Enforcement Date)

This Act shall enter into force six months after the date of its promulgation.

Articles 2 through 5 Omitted.

Last updated : 2017-02-15